FOR IMMEDIATE RELEASE

BRISTOW GROUP ANNOUNCES CEO TRANSITION
Jonathan Baliff to Retire from the Company Following Columbia Helicopters, Inc.
Acquisition Close
Thomas Amonett Appointed Interim President; Will Oversee Operations
During CEO Transition Process

HOUSTON, TX -- November 9, 2018 / PRNewswire -- Bristow Group Inc. (NYSE: BRS), the leading provider of global industrial aviation services, today announced the upcoming retirement of Jonathan E. Baliff, Chief Executive Officer of Bristow Group, in the coming months. Thomas N. Amonett, Vice-Chairman of the Board of Directors of Bristow, has been appointed to serve as the interim President of the Company during the CEO transition process. The Corporate Governance and Nominating Committee of the Board of Directors is leading the search for a new CEO, with input from the Board of Directors and the support of an executive search firm.
Until Mr. Baliff’s retirement, he will focus on integration planning for the Columbia Helicopters, Inc. (“Columbia”) acquisition, which was announced by the Company in a separate press release this morning. Mr. Baliff will resign from the Board of Directors concurrently with the effectiveness of his retirement.
The senior management of the Company will report directly to Mr. Amonett, who will work closely with Thomas C. Knudson, Chairman of the Board of Directors, to oversee operations. Mr. Baliff will continue to report to the Board of Directors.
Thomas Knudson stated, “On behalf of the entire company, I want to thank Jonathan for his contributions over the past eight years, including his advancement of our long-term strategy to diversify and expand our capabilities for existing and new customers. During Jonathan’s tenure, we positioned Bristow to become the world's premier, diversified industrial aviation services company, and I am confident Tom’s substantial operational and leadership expertise will allow him to skillfully guide the team as we embark on this next phase of growth. While we are now a more effective, efficient organization, we still have significant work to do to reduce costs and improve our financial position. The Columbia acquisition will strengthen our financial position, broaden our industrial aviation capabilities, and continue to diversify and expand our fleet and customer base.”
Thomas Amonett commented, “I look forward to collaborating closely with Tom, senior management and the rest of our talented team to continue to enhance our operations, improve capital returns, and deliver the best and safest service in the industry.”
Jonathan Baliff stated, “I am honored to have led Bristow, and I am proud of what our teams have accomplished since 2010, including improving our Target Zero safety culture, strengthening our capital allocation and operational processes and diversifying our aviation services. I believe the Company is well positioned to seize opportunities in the growing market for industrial aviation. I am committed to executing a smooth leadership transition, and I look forward to serving as a representative of Bristow on the Columbia Board of Directors.”

Thomas N. Amonett Biography
Thomas N. Amonett joined Bristow's Board in February 2006. Mr. Amonett has served as a member of Bristow's compensation committee since 2006 and on Bristow's audit committee from 2006 to 2016. Most recently, Mr. Amonett served as president and chief executive officer of Athlon Solutions, LLC from 2013 to 2018. Prior to Athlon, Mr. Amonett served as president, chief executive officer and a director of Champion Technologies, Inc. from 1999 to 2013 and as president, chief executive officer and a director of American Residential Services, Inc. from 1997 to 1999. Currently, Mr. Amonett serves as a director of Orion Group Holdings, Inc., where he serves as chairman of the nominating and governance committee and a member of the audit committee. He served as a director of Hercules Offshore Inc. from 2007 to 2015, where he served as chairman of the nominating and governance committee. His previous directorships also include TODCO from 2003 to 2007 when TODCO was acquired by Hercules Offshore Inc.

ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow has major operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. For more information, visit bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release include forward-looking statements (including statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.. These statements include, but are not limited to, statements that address our expected future business and financial performance, statements regarding the anticipated transition of our senior management, and other statements identified by words such as “will,” “expect,” “believe,” “anticipate,” “estimate,” “should,” “intend,” “plan,” “potential,” “predict,” “project,” “aim,” “hope,” “predict,” and similar words, phrases and expressions, although not all forward-looking statements include such words, phrases or expressions. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause events or results to differ materially from those anticipated include but are not limited to the following: changes to the transition plan for our senior management as set forth above; fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by customers and suppliers; the risk of reductions in spending on industrial aviation services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2018. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

CONTACT:
Global Media Relations
Adam Morgan
Director, Global Communications
+1 281.253.9005
adam.morgan@bristowgroup.com
Investor Relations
Linda McNeill
Director, Investor Relations
+1 713.267.7622
linda.mcneill@bristowgroup.com
Reevemark
Paul Caminiti/Delia Cannan/Molly Curry
+1 212.433.4600
BristowGroup@reevemark.com

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